Exhibit 99.1

Infinite Reality, Global Leader Powering AI-Virtual Immersive
Experiences Announces Strategic Partnership with Greenidge
Generation Holdings (Nasdaq: GREE)

Infinite Reality plans to go public in early 2024 via Newbury Street Acquisition Corporation (Nasdaq: NBST)

NORWALK, Conn. – December 14, 2023 – Infinite Reality, Inc. (“iR” or the “Company”), the global leader in powering AI-virtual immersive experiences for clients such as Warner Bros. Discovery, Inc., Vodafone Group plc and Universal Music Group N.V., today announced a partnership and equity swap with Greenidge Generation Holdings Inc. (Nasdaq: GREE) (“Greenidge”), a vertically-integrated cryptocurrency data center and power generation company that will launch a new service-offering known as GreenidgeAI.

“We are excited to go public with the NBST acquisition in 2024 as we continue growing our capabilities to power cinematic-quality immersive experiences for our clients. The NBST team have been great partners supporting our mission to be the leader in the AI revolution. Moreover, the Greenidge team will provide iR and its clients with customized state-of-the-art data center solutions designed specifically for AI and powering immersive experiences,” said John Acunto, CEO of iR.

Partnership Details

Pursuant to the partnership between iR and Greenidge:

●	Greenidge will provide infrastructure and graphics-processing unit (“GPU”) needs for iR clients, while iR will receive a profit share on Greenidge data centers and preferred pricing for its own internal data center needs.

●	iR and Greenidge will evaluate developing a new data center.

●	iR has the ability to leverage Greenidge’s access to additional sources of low-cost power as needed.

●	iR’s brands are empowered and enabled to take control of their data and improve performance, while reducing iR’s costs and improving profit margins.

●	By owning its own data centers and locking in long-term energy contracts, iR will save at least $0.70 on every dollar it would spend with third-party providers while increasing control over product delivery.

Equity Swap Agreement

●	Provides for iR obtaining shares of Greenidge valued at $8.33 per share in exchange for an equivalent amount of iR stock reflecting a $2.5 billion valuation.

●	Grants iR a one-year warrant to purchase shares of Greenidge stock at $7.00 per share, the proceeds of which will be used by Greenidge in connection with the development of a new datacenter.

●	Grants Greenidge a one-year warrant to purchase an equivalent value of iR shares as provided in the iR warrant, reflecting a $2.5 billion valuation of iR, the proceeds of which will be used for general working capital purposes.

GreenidgeAI will be iR’s exclusive provider in the United States and Canada of specialized infrastructure, including data centers utilizing GPUs to support generative Artificial Intelligence (“AI”) workstreams, including immersive experiences and other applications requiring high performance computing. Additionally, iR and Greenidge will explore jointly designing and building a new data center to enhance iR’s offerings, spearhead its growth and provide clients with lower-cost GPU access. This effort will be powered by Greenidge’s access to low-cost power and leading engineers with experience designing and building data centers.

As a result of this partnership, iR will be better able to serve its clients in a fast-growing industry and continue to accelerate audience engagement through cinematic-quality virtual environments, while being the only player in the space to provide brands with direct access to their audiences and customer data.

"These customized solutions are necessary as more and more companies begin to realize that AI is transforming everything, but AI is nothing without data. iR's entire platform allows brands and creators to own their own data, own their own experiences and own their customer interactions. The partnership will expedite our growth and provide us with greater ability to innovate for our clients and serve them the best experiences for their targeted audiences, while removing big tech’s stranglehold on the cost of data. Outside of the current framework, we look forward to working with the Greenidge team on entrepreneurial ventures that will position both companies exceptionally well for a long-lasting relationship in other profitable business lines,” added Acunto.

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About Infinite Reality

Infinite Reality (“iR”) is an innovative technology and entertainment company specializing in the development of cutting-edge, AI-powered immersive experiences. iR’s immersive experiences enable brands and creators to fully control the ways in which they distribute content, engage audiences, and commercialize their creations, while also giving them ownership over their data. With its deep expertise in Hollywood production, iR develops immersive experiences that maximize the value between brands, content, and audiences and redefine the possibilities in connected digital environments. The Creative Services and Advisory teams advise, manage, design, and oversee custom builds, leveraging the Technology team’s platform development expertise. The Entertainment and Content Creation division produces breathtaking original content and live events featuring the world’s most in-demand talent. iR’s Agency attracts, cultivates, and builds client audiences while iR’s digitally native brands, including premier influencer management agency TalentX Entertainment, increase awareness and adoption of immersive opportunities.

About Newbury Street Acquisition Corporation

Newbury Street Acquisition Corporation (NASDAQ: NBST) (“NBST”) is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. NBST is sponsored by Newbury Street Acquisition Sponsor LLC. NBST is led by Thomas Bushey, Chief Executive Officer and Kenneth King, Chief Financial Officer. NBST’s directors include Jennifer Vescio (Chief Business Development Officer at Uber), Matthew Hong (Former COO of Turner Sports), and Teddy Zee (Former EVP of Columbia Pictures). Additionally, NBST’s advisors include Ted Seides (Capital Allocators), Katie Soo (Former HBO Max and WB) and Maurice Koo (Rockpool Capital).

About Greenidge Generation Holdings Inc.

Greenidge Generation Holdings Inc. (NASDAQ: GREE) is a vertically integrated power generation company, focusing on cryptocurrency mining, infrastructure development, engineering, procurement, construction management, operations and maintenance of sites.

Important Information and Where to Find It

In connection with the proposed NBST business combination, NBST and Infinite Reality Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of NBST (“Pubco”), as applicable, plan to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4, which will include a preliminary proxy statement/prospectus and other documents relating to the proposed business combination. After the registration statement is declared effective by the SEC, NBST will mail the definitive proxy statement/final prospectus to holders of shares of NBST common stock of a record date to be established in connection with NBST’s solicitation of proxies for vote by NBST shareholders with respect to the proposed business combination and other matters as described in the proxy statement/prospectus. NBST shareholders and other interested persons are urged to read the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/final prospectus, and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed business combination as these materials will contain important information about the proposed business combination. Shareholders will be able to obtain copies of the preliminary and definitive proxy statement/prospectus and other documents containing important information about NBST, iR and the proposed business combination filed with the SEC once such documents are available on the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

NBST and iR and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of NBST in connection with the proposed transactions under the rules of the SEC. Information about the directors and executive officers of NBST and their ownership of shares of NBST’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 31, 2023, and in subsequent documents filed with the SEC, including the joint proxy statement/prospectus to be filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the proposed transactions, by security holdings or otherwise, will also be included in the joint prospectus/proxy statement and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed business combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Forward Looking Statements

This communication contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may generally be identified by terminology such as “will,” “shall,” “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words or expressions that predict or indicate future events or trends that are not statements of historical matters. These statements are only predictions. NBST and iR have based these forward-looking statements largely on their then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of NBST’s and iR’s control. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with NBST’s ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transactions will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions; and (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transactions. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NBST’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings made with the SEC and that are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither NBST nor iR can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, NBST and iR undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an unanticipated event.

For further information, please contact:

iR and NBST:

Media Contact

Press@theinfinitereality.com

Investor Contact

Investors@theinfinitereality.com

Greenidge:

Investor Relations

investorrelations@greenidge.com

Media Inquiries

media@greenidge.com

GPU Rental Services

ai@greenidge.com

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